UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2020

DAVE & BUSTER’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35664	35-2382255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2481 Manana Drive Dallas, Texas	75220
(Address of principal executive offices)	(zip code)

(214) 357-9588

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PLAY	NASDAQ Stock Market LLC
Preferred Stock Purchase Rights	PLAY	NASDAQ Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2020, Dave & Buster’s Entertainment Inc. (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC (“Jefferies”), as underwriter, in connection with its previously announced offering (the “Offering”) of shares of its common stock (“Common Stock”). The Company sold a total of 9,578,545 shares, at a price of $10.44 per share. The Offering was completed on May 6, 2020, and total proceeds from the Offering received by the Company are approximately $100 million, before deducting offering expenses payable by the Company.

The Company currently intends to use the net proceeds from this Offering primarily to strengthen its balance sheet, principally as necessitated by the effects of the COVID-19 outbreak on its business, which could include use for general corporate purposes and/or repayment of outstanding debt.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-237664), filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 14, 2020. The Offering was described in the Company’s prospectus dated April 14, 2020, as supplemented by a preliminary prospectus supplement filed with the SEC on May 4, 2020 and a final prospectus supplement filed with the SEC on May 6, 2020.

The Underwriting Agreement contains customary representations, covenants, indemnification and termination provisions. The Company has agreed to indemnify Jefferies against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments Jefferies may be required to make because of any of those liabilities. In addition, subject to certain exceptions, the Company and its executive officers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock during the 45-day period following the date of the final prospectus supplement.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, has issued a legality opinion relating to the validity of the shares offered pursuant to the Underwriting Agreement. A copy of such legality opinion, including the consent included therein, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares nor shall there be any offer, solicitation or sale of such Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	1.1	Underwriting Agreement, dated May 4, 2020, between the Company and Jefferies LLC
	5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
	23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 hereto).
	99.1	Press release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2020

DAVE & BUSTER’S ENTERTAINMENT, INC.

By:	/s/ Robert W. Edmund
Robert W. Edmund
Senior Vice President, General Counsel and Secretary